Exhibit 10.8.1

BIO-RAD LABORATORIES, INC.
2007 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND
RESTRICTED STOCK UNIT AWARD AGREEMENT

U.S. AND NON-U.S. PARTICIPANTS

Bio-Rad Laboratories, Inc., a Delaware corporation, (the “ Company”), pursuant to its 2007 Incentive Award Plan (the “Plan”), hereby grants to the individual listed below (“ Participant”), Restricted Stock Units (“RSUs”) with respect to the number of shares of the Company’s Class A [B] common stock set forth below (the “ Shares”).  This Restricted Stock Unit Award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Restricted Stock Unit Agreement”) (including without limitation the restrictions on the Shares set forth in the Restricted Stock Unit Agreement), Exhibit B, if any, for Participant’s country (attached hereto) and the Plan, each of which is incorporated herein by reference.  Unless otherwise defined herein, the terms defined in this Grant Notice shall have the same defined meanings in the Plan and the Restricted Stock Unit Agreement, including Exhibit B, if any.

Participant:
Vesting Commencement Date:
Total Number of RSUs:
Award Number:
Vesting Schedule:

20% of the RSUs shall vest on the first anniversary of the Vesting Commencement Date and an additional 20% shall vest on each subsequent anniversary of the Vesting Commencement Date, such that 100% of the RSUs are vested on the fifth anniversary of the Vesting Commencement Date, subject to Participant continuing to be an Employee of the Company or one of its Subsidiaries.

By his or her signature or by electronic acceptance and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Unit Agreement, including Exhibit B, and this Grant Notice.  Participant has reviewed the Restricted Stock Unit Agreement, including Exhibit B, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Stock Unit Agreement, including Exhibit B, if any, for Participant’s country, and the Plan.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or Committee of the Plan upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Unit Agreement, including Exhibit B, if any, for Participant’s country.

BIO-RAD LABORATORIES, INC.:	PARTICIPANT:
By:	By:
Print Name:	Print Name:
Title:

EXHIBIT A
TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

BIO-RAD LABORATORIES, INC. RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “ Grant Notice”) to which this Restricted Stock Unit Award Agreement (the “Agreement”) is attached, Bio-Rad Laboratories, Inc., a Delaware corporation (the “ Company”) has granted to Participant the right to receive the number of Restricted Stock Units (the “ RSUs”) under the 2007 Incentive Award Plan, as amended from time to time (the “ Plan”), as set forth in the Grant Notice.

GENERAL

1.

Definitions.  All capitalized terms used in this Agreement without definition shall have the meanings ascribed in the Plan and the Grant Notice.

2.

Incorporation of Terms of Plan.  The RSU Award is subject to the terms and conditions of the Plan, which are incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

AGREEMENT

1.

Grant of the RSUs.  As set forth in the Notice of Grant, the Company hereby grants Participant RSUs in exchange for services as an Employee over the vesting period to the Company or any Subsidiary, subject to all the terms and conditions in this Agreement, including Exhibit B, if any, for Participant’s country, the Grant Notice and the Plan.  However, no shares of Class A common stock (the “ Shares”) shall be issued to Participant until the time set forth in Section 2 below.  Prior to the actual issuance of any Shares, such RSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.  Only whole Shares shall be issued upon vesting of the RSUs, and the Company shall be under no obligation to issue any fractional Shares to Participant.

2.

Issuance of Stock.  Shares shall be issued to Participant on or as soon as administratively practicable following each vesting date as set forth in the Grant Notice (and in no event later than 2 1/2 months following the end of the year in which such vesting date occurs), provided that Participant has not ceased to be an Employee on or prior to such date (the “ Vesting Date”).  After each such date the Company shall promptly cause to be issued (either in book-entry form or otherwise) to Participant or Participant’s beneficiaries, as the case may be, Shares with respect to RSUs that became vested on such Vesting Date.  In the event Participant ceases to be an Employee, the RSUs shall cease vesting immediately upon such cessation of employment and the unvested RSUs awarded by this Agreement shall be forfeited.  Notwithstanding the above, the Company may, in its discretion, pay to Participant all or a portion of any vested RSUs in cash in an amount equal to the Shares, less any tax or other withholding obligations set forth in Section 5 of this Agreement.

3.

Dividend Equivalents.  No Dividend Equivalents shall be paid to Participant prior to the lapse of the Period of Restriction, rather, such Dividend Equivalent payments, if any, will accrue, subject to forfeiture in the event Participant ceases to be an Employee prior to the lapse of the Period of Restriction, and be notionally credited to Participant’s RSU account and paid out in the form of additional Shares after the Vesting Date.

4.

Acceleration of Vesting.  Notwithstanding Section 2 above, pursuant to Section 11.2 of the Plan, the RSUs shall become fully vested in the event of a Change in Control, in connection with which the successor corporation does not assume the Award or substitute an equivalent right for the Award.  Should the successor corporation assume the Award or substitute an equivalent right, then no such acceleration shall apply.

5.

Taxes.

(a)

Regardless of any action the Company, any Subsidiary, or Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“ Tax-Related Items”), Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company, any Subsidiary or the Employer.  Participant further acknowledges that the Company, any Subsidiary or the Employer (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the issuance of Shares upon settlement of the RSUs, the subsequent sale of Shares acquired under the Plan and the receipt of dividends or dividend equivalents, if any; and (b) does not commit to and has no obligation to structure the terms of the RSUs or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if Participant has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, Participant acknowledges that the Company, any Subsidiary and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)

Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to require payment to the Company, any Subsidiary or the Employer of any Tax-Related Items required to be withheld with respect to the issuance of the RSUs, the distribution of Shares with respect thereto, or any other taxable event related to the RSUs.   In this regard, prior to any taxable or tax withholding event, as applicable, Participant authorizes the Company, any Subsidiary and/or the Employer, or their respective agents, at their discretion, to have the applicable Company-designated broker sell on the market a portion of the Shares that have an aggregate market value sufficient to satisfy the obligations with regard to the Tax-Related Items (a “ Sell to Cover”).  Any Sell to Cover arrangement shall be pursuant to terms specified by the Company from time to time.  No fractional Shares will be withheld, sold to cover the Tax-Related Items or issued pursuant to the grant of RSUs and the issuance of Shares thereunder; unless determined otherwise by the Company, any additional withholding for Tax-Related Items necessary for this reason will be done by the Company or any Subsidiary, in its sole discretion, through Participant’s paycheck or other cash compensation paid to Participant by the Company and/or any Subsidiary or through direct payment by Participant to the Company in the form of cash, check or other cash equivalent.

(c)

Instead of or in combination with the Sell to Cover withholding method above, Participant authorizes the Company, any Subsidiary, and/or the Employer, or their respective agents, at their discretion, and in each case to the extent permissible under local law, to satisfy the obligations with regard to all Tax-Related Items by one or any combination of the forms specified below:

(i)

by requiring Participant to pay an amount necessary to pay the Tax-Related Items directly to the Company or any Subsidiary in the form of cash, check or other cash equivalent;

(ii)

by the deduction of such amount from wages or other cash compensation payable to Participant by the Company and/or any Subsidiary; or

(iii)

by withholding a net number of vested whole Shares otherwise issuable having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company or any Subsidiary based on the minimum applicable statutory withholding rates (or such other applicable rate that does not trigger unfavorable accounting treatment).

(d)

If the Company satisfies the obligation for Tax-Related Items by withholding a number of whole Shares as described in clause (iii) above, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the award of RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the vesting of the RSUs or any other aspect of Participant’s participation in the Plan.

(e)

Participant shall pay to the Company, any Subsidiary or the Employer any amount of Tax-Related Items that the Company, any Subsidiary or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described.  The Company shall not be obligated to deliver any new certificate representing Shares issuable with respect to the RSUs to Participant or Participant’s legal representative unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all Tax-Related Items applicable to the taxable income of Participant resulting from the grant of the RSUs, the distribution of the  Shares issuable with respect thereto, or any other taxable event related to the RSUs.

(f)

In addition, for U.S. taxpayer Participants, notwithstanding any other provision of this Agreement, unless Participant notifies the Company at least thirty (30) days before any obligation for Tax-Related Items arises that Participant chooses to satisfy the obligation for Tax-Related Items by paying such amount as is sufficient to satisfy the obligation for Tax-Related Items in cash or by check directly to the Company, and such payment is made no less than five (5) business days before any obligation for Tax-Related Items arises, the Company will arrange for a Sell to Cover to satisfy such obligations for Tax-Related Items.  The Shares sold under any such Sell to Cover will be sold on the day the obligation for Tax-Related Items arises or as soon thereafter as practicable at the prevailing market price at the time such shares are sold.  Participant will be responsible for all brokerage fees and other costs of the sale, and agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses related to any such sale.  To the extent the proceeds of such sale exceed the obligation for Tax-Related Items, the Company agrees to pay such excess in cash to Participant through its regular payroll practices as soon as practicable. Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy Participant’s tax withholding obligation. Accordingly, Participant agrees to pay to the Company as soon as practicable including through additional payroll withholding, any amount of the obligation for Tax-Related Items that is not satisfied by the sale of shares described above. Participant acknowledges that this Section 5(f)(ii) is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and to be interpreted to comply with the requirements of Rule 10b5-1(c), and that Participant is not aware of any material, nonpublic information with respect to the Company or any securities of the Company as of the date of this Agreement.

6.

Award Not Transferable.  This grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void[; provided, however, that this Section 6 notwithstanding, with the consent of the Committee, the RSUs may be transferred to certain persons or entities related to Participant, including but not limited to members of Participant’s family, charitable institutions or trusts or other entities whose beneficiaries or beneficial owners are members of Participant’s family or to such other persons or entities as may be expressly approved by the Committee, pursuant to any such conditions and procedures the Committee may require].

7.

Rights as Stockholder.  Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company with respect to any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account).  After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

8.

Not a Contract of Employment.  Nothing in this Agreement or in the Plan, or Participant’s participation in the Plan, shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company, any Subsidiary or the Employer and shall not interfere with the ability of the Company, any Subsidiary or the Employer to terminate Participant’s employment or service relationship at any time.  Further, the award of RSUs and Participant’s participation in the Plan will not be interpreted to form an employment contract or service relationship with the Company or any Subsidiary.

9.

Conditions to Issuance of Certificates.  Notwithstanding any other provision of this Agreement, the Company shall not be required to issue or deliver any certificate or certificates for any Shares prior to the fulfillment of all of the following conditions:  (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any state, federal, or local law or under rulings or regulations of the U.S. Securities and Exchange Commission or other governmental regulatory body, which the Company shall, in its sole and absolute discretion, deem necessary and advisable, (c) the obtaining of any approval or other clearance from any governmental agency that the Company shall, in its absolute discretion, determine to be necessary or advisable, and (d) the lapse of any such reasonable period of time following the date the RSUs vest as the Company may from time to time establish for reasons of administrative convenience.

10.

Plan Governs.  This Agreement is subject to all terms and provisions of the Plan.  In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

11.

Nature of Grant.  In accepting the RSUs, Participant acknowledges that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (b) the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs even if RSUs have been granted repeatedly in the past; (c) all decisions with respect to future awards of RSUs, if any, will be at the sole discretion of the Company; (d) Participant’s participation in the Plan is voluntary; (e) RSUs and the Shares subject to the RSUs are extraordinary items that do not constitute compensation of any kind for services rendered of any kind to the Company, any Subsidiary or the Employer, and that are outside the scope of Participant’s employment contract, if any; (f) RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation; (g) RSUs and the Shares subject to the RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, any Subsidiary or the Employer; (h) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (i) in consideration of the award of RSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of Participant’s employment by the Company, any Subsidiary or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company, the Subsidiary and/or the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and (j) in the event of termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s right to receive RSUs and vest under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law ( e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Board shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of the RSUs.

12.

No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares.  Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

13.

Data Privacy.  Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company, and any Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Employer, the Company and any Subsidiary may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”).

Participant understands that Personal Data may be transferred to E*Trade Securities LLC or any other third parties assisting in the implementation, administration and management of the Plan.  Participant understands that the recipients of Personal Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Participant’s country.  Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Personal Data by contacting Participant’s local human resources representative.  Participant authorizes the Company, E*Trade Securities LLC and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to E*Trade Securities LLC or another third party with whom Participant may elect to deposit any Shares received upon vesting of the RSUs.  Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan.  Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal

Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative.  Participant understands that refusal or withdrawal of consent may affect Participant’s ability to realize benefits from the RSUs and otherwise participate in the Plan.  For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

14.

Governing Law and Venue.   The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of laws.

For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, agree that such litigation shall be conducted in the courts of Contra Costa County, California, or the federal courts for the United States for the Northern District of California, where this grant is made and/or to be performed.

15.

Conformity to Securities Laws.  Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation Rule 16b-3 under the Exchange Act.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Awards are granted, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

16.

Amendment, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board , provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely effect the Award in any material way without the prior written consent of Participant.

17.

Notices.  Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the mail by certified or registered mail, with postage and fees prepaid, addressed to Participant to his address shown in the Company records, and to the Company at its principal executive office.

18.

Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

19.

Compliance in Form and Operation.  This Agreement, the RSUs and payments made pursuant to this Agreement are intended to comply with or qualify for an exemption from Section 409A of the Code and the Treasury Regulations thereunder (“ Section 409A”) and shall be interpreted in a manner consistent with that intention. Notwithstanding any other provision of this Agreement, the Company reserves the right, to the extent the Company deems necessary or advisable, in its sole discretion, to unilaterally amend the Plan and/or this Agreement to ensure that all RSUs are awarded in a manner that qualifies for exemption from or complies with Section 409A, provided, however, that the Company makes no representations that the RSUs will comply with or be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to this RSU award.

20.

Electronic Delivery.  The Company may, in its sole discretion, decide (a) to deliver by electronic means any documents related to current and future participation in the Plan.  Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party designated by the Company.

21.

Language.  If Participant has received this Agreement, for Participant’s country, or any other document related to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

22.

Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

23.

Exhibit B.  Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any special terms and conditions set forth in any Exhibit B to this Agreement for Participant’s country.  Moreover, if Participant relocates to one of the countries included in the Exhibit B, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  Exhibit B constitutes part of this Agreement.

24.

Imposition of Other Requirements.  The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.